Exhibit 10.4

Environmental Certificate

[The Environmental Certificate follows this cover page.]

ENVIRONMENTAL CERTIFICATE WITH REPRESENTATIONS,

COVENANTS AND WARRANTIES

The undersigned, HC-760 OFFICE PARKWAY, LLC and CARTER/VALIDUS OPERATING PARTNERSHIP, LP (“Guarantors”), hereby execute this Certificate for the purpose of inducing AMERICAN MOMENTUM BANK (“Lender”) to make a loan to HC-760 OFFICE PARKWAY, LLC, a Delaware limited liability company (“Borrower”) in the principal sum of SIX MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($6,375,000.00) (the “Loan”), which Loan is secured, in part, by a Deed of Trust and Security Agreement (the “Mortgage”), dated of even date herewith, to Michael C. Seamands, as Trustee, encumbering certain real and personal property as therein described, including the land more particularly described in Exhibit “A”, attached hereto and made a part hereof (collectively, the “Property”).

1. Representations, Covenants and Warranties. Except as may be otherwise expressly stated in the Disclosure Schedule attached hereto as Exhibit “B” and made a part hereof, Guarantors, to the best of their knowledge, jointly and severally hereby represent, covenant and warrant to Lender and its legal representatives, successors and assigns, as follows:

(a) INTENTIONALLY OMITTED.

(b) To the current actual knowledge of Borrower, neither the Property nor the Borrower are the subject of any pending or threatened investigation or inquiry by any Governmental Authority, or are subject to any remedial obligations under any Applicable Laws pertaining to health or the environment (“Applicable Environmental Laws”), and this representation and warranty would continue to be true and correct following disclosure to any applicable Governmental Authority of all relevant facts, conditions and circumstances pertaining to the Property.

(c) To the best of Guarantors’ knowledge and belief, Borrower is not required to obtain any permits, licenses or authorization to construct, occupy, operate or use any portion of the Property by reason of any Applicable Environmental Laws.

(d) To the best of Guarantors’ knowledge and belief, Borrower has taken all steps necessary to determine and has determined that no hazardous substances, solid wastes, or other substances known or suspected to pose a threat to health or the environment (“Hazards”) have been disposed of or otherwise released on or to the Property or exist on or within any portion of the Property. No prior use, either by Borrower or the prior owners of the Property, has occurred, which violates any Applicable Environmental Laws. The use of the Property will not result in the disposal or release of any hazardous substance, solid waste or Hazard on, in or to the Property. The terms “hazardous substance” and “release” shall each have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall each have the meanings specified in RCRA; provided, however, that in the event either that CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further that, to the extent that the laws of the State of Missouri establish a meaning for “hazardous substance”, “release”, “solid waste”, or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader definition shall apply.

(e) To the best of Guarantors’ knowledge and belief, there are no on-site or off-site locations where hazardous substances, solid wastes or Hazards from the Property have been stored, treated, recycled, or disposed of.

(f) To the best of Guarantors’ knowledge and belief, there has been no litigation brought or threatened nor any settlement reached by or with any parties alleging the presence, disposal, release, or threatened release, of any hazardous substance, solid wastes or Hazards from the use or operation of the Property.

(g) Except for those items disclosed in the Environmental Site Assessment, Phase I, prepared by                                         , on                     , 20    , to Guarantor’s knowledge, the Property is not on any federal or state “Superfund” list, nor subject to any environmentally related liens.

(h) Guarantors shall not cause any violation of any Applicable Environmental Laws, nor permit any tenant or any portion of the Property to cause such a violation, nor permit any environmental liens to be placed on any portion of the Property.

All of the foregoing representations and warranties shall be continuing and shall be true and correct for the period from the date hereof through and as of the date of the final payment of all indebtedness owed by Guarantors to Lender and the final performance of all obligations under all instruments evidencing, governing, securing or relating to such indebtedness, with the same force and effect as if made each day throughout such period, and all of such representations and warranties shall survive such payment and performance.

2. Covenant to Clean Up and Notify. Guarantors shall conduct and complete all investigations, studies, sampling, and testing and remedial removal, and other actions necessary to clean up and remove hazardous substances, solid wastes or Hazards on, in, from or affecting any portion of the Property (a) in accordance with all Applicable Laws; (b) to the satisfaction of Lender, and (c) in accordance with the orders and directives of all Governmental Authorities. Guarantors shall (a) give notice to Lender immediately upon (i) Guarantors’ receipt of any notice from any Governmental Authority of a violation of any Applicable Laws or acquiring knowledge of the receipt of any such notice by any tenant of any portion of the Property and (ii) acquiring knowledge of the presence of any hazardous substances, solid wastes or Hazards (other than those described in Exhibit “B” attached hereto) on the Property in a condition that is resulting or could reasonably be expected to result in any adverse environmental impact, with a full description thereof; (b) promptly comply with all Applicable Environmental Laws requiring the notice, removal, treatment, or disposal of such hazardous substances, solid wastes or Hazards and provide Lender with satisfactory evidence of such compliance; and (c) provide Lender, within thirty (30) days after demand by Lender, with a bond, letter of credit, or similar financial assurance evidencing to Lender’s satisfaction that sufficient funds are available to pay the cost of removing, treating, disposing of such hazardous substances, solid wastes or Hazards and discharging any assessments that may be established on the Property as a result thereof.

3. Site Assessment. Should Lender ever have reason to believe that there are hazardous substances, solid wastes or Hazards (other than those described in Exhibit “B” attached hereto) affecting any of the Property, or should the Borrower be in default under the Mortgage or the indebtedness secured by the Mortgage or any other instrument related thereto, then and in that event, Lender (by its officers, employees and agents) at any time thereafter, subject to the rights of existing tenants, may contract for the services of persons (the “Site Reviewers”) on the Property for the purpose of determining whether there exists on the Property any environmental condition that could result in any liability, cost, or expense to the owner, occupier, or operator of such Property arising under any Applicable Environmental Laws. The Site Assessments may be performed at any time or times, upon reasonable notice, and under reasonable conditions established by Borrower that do not impede the performance of the Site Assessments. The Site Reviewers are hereby authorized to enter upon the Property for such purposes. The Site Reviewers are further authorized to perform both above and below the ground testing for environmental damage or the presence of hazardous substances, solid wastes and Hazards on the Property and such other tests on the Property as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. Guarantors will supply to the Site Reviewers such historical and operational information regarding the Property as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The costs of performing such Site Assessments shall be paid by Guarantors upon demand of Lender.

4. Indemnity and Hold Harmless. Guarantors hereby defend, indemnify and hold harmless Lender, its employees, agents, shareholders, officers and directors (collectively, the “Indemnified Parties”) from and against any claims, demands, obligations, penalties, fines, suits, liabilities, settlements, damages, losses, costs or expenses (including, without limitation, attorney fees, consultant fees and expenses, investigations and laboratory fees and expenses, clean up costs, and court costs and other litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (i) the presence, disposal, release, threatened release, removal or production of any hazardous substances, solid wastes or Hazards which are on, in, from or affecting any portion of the Property; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to such hazardous substances, solid wastes or Hazards; (iii) any lawsuit brought or threatened, settlement reached, or order by Governmental Authority relating to such hazardous substances, solid wastes, or Hazards; and/or (iv) any violation of any Applicable Laws, or demands of Governmental Authority, or violation of any policies or requirements of Lender, which are based upon or in any way related to such hazardous substances, solid wastes or Hazards, regardless of whether or not any of the conditions described under any of the foregoing subsections (i) through (iv), inclusive, was or is caused by or within the control of Guarantors or Borrower. Guarantors agree, upon notice and request by an Indemnified Party, to contest and defend any demand, claim, suit, proceeding or action with respect to which Guarantors have hereinabove indemnified and held the Indemnified Parties harmless and to bear all costs and expenses of such contest and defense. Each of the Guarantors further agree to reimburse any Indemnified Party upon demand for any costs or expenses incurred by Indemnified Party in connection with any matters with respect to which Guarantors have hereinabove indemnified and held the Indemnified Parties harmless. The provisions of this paragraph shall be in addition to any other obligations and liabilities Guarantors may have to Lender at common law, in equity or under documentation executed in connection with the Loan, and shall survive the closing, funding and payment in full of the Loan, as well as any foreclosure of the Loan or granting of any deed in lieu of foreclosure and the recordation of any release of the lien of the Mortgage.

5. Lender’s Right to Remove Hazardous Materials. Lender shall have the right, but not the obligation, without in any way limiting Lender’s other rights and remedies under the Mortgage, to enter onto the Property or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with any hazardous substances, solid wastes or Hazards on or affecting the Property following receipt of any notice from any person or entity asserting the existence of any hazardous substances, solid wastes or Hazards pertaining to the Property or any part thereof that, if true, could result in an order, notice, suit, imposition of a lien on the Property, or other action or that, in Lender’s sole opinion, could jeopardize Lender’s security under the Mortgage. All reasonable costs and expenses paid or incurred by Lender in the exercise of any such rights shall be secured by the Mortgage and shall be payable by Guarantors upon demand.

6. Reliance and Binding Nature. Guarantors acknowledge that Lender has and will rely upon the representations, covenants, warranties and agreements herein set forth in closing and funding the Loan and that the execution and delivery of this Certificate is an essential condition but for which Lender would not close or fund the Loan. The representations, covenants, warranties and agreements herein contained shall be binding upon Guarantor, its legal representatives, heirs, successors and assigns and shall inure to the benefit of Lender, its legal representatives, successors and assigns.

Dated and Effective as of the 9th day of FEBRUARY, 2012.

HC-760 OFFICE PARKWAY, LLC, a Delaware limited liability company

By: CARTER VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership its managing member

By: CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, its general partner

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Chief Executive Officer

CARTER VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, its general partner

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Chief Executive Officer

STATE OF TEXAS	§

§

COUNTY OF	§

The foregoing instrument was ACKNOWLEDGED before me this        day of FEBRUARY, 2012, by                     ,                     , of CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, the general partner of CARTER VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as the managing member of HC-760 OFFICE PARKWAY, LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public, State of Texas

STATE OF TEXAS	§

§

COUNTY OF	§

The foregoing instrument was ACKNOWLEDGED before me this        day of FEBRUARY, 2012, by CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, the general partner of CARTER VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership, on behalf of said entity.

Notary Public, State of Texas

EXHIBIT “A”

Land Description

Lot 1 of the Resubdivision of Adjusted Lot B1 of the Boundary Adjustment Plat of part of Section B of Creve Coeur Executive Office Park, a subdivision of St. Louis County, Missouri, according to the plat thereof recorded in Plat Book 349, Page 517 of the St. Louis County, Missouri Records.

EXHIBIT “B”

Disclosure Schedule